Entergy
639 Loyola Avenue
New Orleans, LA  70113

Date:	October 31, 2006
For Release:	Immediately
Contact:	Yolanda Pollard (News Media) (504) 576-4238 ypollar@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Exhibit 99.2

Entergy Reports Third Quarter Earnings

New Orleans, La. - Entergy Corporation (NYSE:ETR) today reported third quarter 2006 as-reported earnings of $388.9 million, or $1.83 per share, compared with $350.0 million, or $1.65 per share, for third quarter 2005. On an operational basis, Entergy's third quarter 2006 earnings were $382.6 million, or $1.80 per share, compared with $357.1 million, or $1.68 per share, in third quarter 2005. Entergy had indicated in its preliminary third quarter earnings guidance release of October 17, 2006 that it expected third quarter as-reported earnings of approximately $1.86 per share and operational earnings of approximately $1.83 per share. Entergy's final as-reported and operational earnings are lower due to a charge for a regulatory decision rendered by the Federal Energy Regulatory Commission on October 25, 2006.

Entergy Corporation Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
Third Quarter and Year-to-Date 2006 vs. 2005
(Per share in U.S. $)
	Third Quarter			Year-to-Date
	2006	2005	Change	2006	2005	Change
As-Reported Earnings	1.83	1.65	0.18	4.08	3.75	0.33
Less Special Items	0.03	(0.03)	0.06	0.16	(0.05)	0.21
Operational Earnings	1.80	1.68	0.12	3.92	3.80	0.12

*GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for Third Quarter 2006

    Utility, Parent & Other had lower earnings due to higher operation and maintenance expense, higher interest expense, lower interest income, and a regulatory charge recorded during the quarter.
    Entergy Nuclear earnings increased as a result of higher revenue due to higher energy pricing, the effect of the uprate completed at Vermont Yankee, fewer outages, and a reduction in its decommissioning liability.
    Entergy's Non-Nuclear Wholesale Assets business had higher results due to reduced costs and the return to service of a plant previously idle for repair.

"Over the coming months, we expect to resolve uncertainties and financial stress created by the 2005 hurricanes, while demonstrating that even in the most adverse conditions it is still possible to create value for all stakeholders," said J. Wayne Leonard, Entergy's chairman and chief executive officer. "For customers that means affordable rates and a high level of service and for shareholders it includes superior performance in returning or investing capital."

Other Highlights
    Entergy Mississippi received $81 million in Community Development Block Grant funding providing direct relief to Mississippi customers, while the Louisiana Recovery Authority proposed $200 million in CDBG funding for Entergy New Orleans to assist customers of that company.
    Entergy New Orleans filed its Plan of Reorganization and reached agreement on a phased-in rate plan, major milestones in its path out of Chapter 11 Bankruptcy.
    Arkansas Nuclear One Unit 2 completed a record-setting breaker-to-breaker run of 527 days of continuous operation, a first for an Entergy-owned nuclear unit.
    Entergy Nuclear achieved a 99 percent capacity factor for third quarter 2006.
    Entergy was named to the Dow Jones Sustainability Index for the fifth year in a row and was the only U.S. utility named to the Dow Jones Sustainability Index - World this year.

Utility, Parent & Other

In third quarter 2006, Utility, Parent & Other recorded as-reported earnings of $285.9 million, or $1.35 per share, compared to earnings of $285.8 million, or $1.35 per share, in third quarter 2005. On an operational basis, earnings were $279.6 million, or $1.32 per share, in third quarter 2006, compared to $292.9 million, or $1.38 per share, in third quarter 2005. As-reported 2006 earnings reflect three cents per share in special items and primarily reflect earnings at Entergy New Orleans as results from the discontinued competitive retail business in Texas were immaterial. The third quarter 2005 special item of three cents per share reflected the operating loss from the discontinued competitive retail business in Texas. Entergy sold its customer base in the retail business in April 2006.

Earnings for Utility, Parent & Other in third quarter 2006, excluding Entergy New Orleans, primarily reflect higher operation and maintenance expense, higher interest expense due to debt incurred to pay for storm restoration costs for Hurricanes Katrina and Rita, and lower interest income. In addition, a regulatory charge in connection with a Federal Energy Regulatory Commission decision issued subsequent to the end of the quarter also contributed to lower earnings in the current period. Partially offsetting these factors were higher revenues from sales growth and the effects of constructive rate actions over the past year, and lower income tax expense.

Excluding Entergy New Orleans, megawatt-hour sales in the residential sector in third quarter 2006, on a weather-adjusted basis, were up one percent, compared to third quarter 2005. Commercial and governmental sales, after adjusting for weather, were up two percent, compared to the prior quarter. Industrial sales experienced an increase of four percent in third quarter 2006, compared to the same period a year ago.

The increases in the residential segment and the commercial and governmental segment reflect growth primarily at Entergy Louisiana and Entergy Mississippi. Sales for third quarter 2006 in these jurisdictions reflect some recovery from the effect of storms which reduced sales in the third quarter of 2005, although the recovery at Entergy Louisiana has been slower than expected. The quarter over quarter increase in the industrial sector also reflects some rebound from the effect of storms in third quarter 2005. However, the recovery in the industrial segment has also been slower than expected and is being hampered by high energy prices, particularly in the chemical sector, as well as lingering storm outages and a mild winter that affected the pipeline sector.

Entergy New Orleans' results for third quarter 2006 are being treated as a special item. As such, its results are included in Utility, Parent & Other as-reported earnings but are excluded from operational earnings. For third quarter 2005, Utility, Parent & Other results include Entergy New Orleans on both as-reported and operational bases. Also, Entergy New Orleans is de-consolidated for both third quarter 2006 and third quarter 2005 reporting purposes due to uncertainties surrounding the nature, timing, and specifics of the Entergy New Orleans bankruptcy proceedings.

To ensure continued progress in restoring power and gas service to New Orleans after Hurricane Katrina, on September 23, 2005, Entergy New Orleans filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Entergy New Orleans filed a Plan of Reorganization with the bankruptcy court on October 23, 2006 and believes the filing is a significant step forward for all parties involved in the bankruptcy proceeding with a plan that is workable, fair, and in the public interest. For more information on documents filed in this proceeding, including the Plan of Reorganization, go to www.entergy.com/investor_relations/enoi. Accordingly, revenue and expense explanations provided above exclude the revenues and expenses of Entergy New Orleans.

Entergy New Orleans' results for third quarter 2006 reflect earnings of three cents per share. In third quarter 2005, Entergy New Orleans also earned three cents per share. Third quarter 2005 results reflect a normal operating environment for Entergy New Orleans for nearly two months of the quarter, prior to Hurricane Katrina. Subsequent to the hurricane, Entergy New Orleans experienced significant reductions in operating revenues due to customer losses. Third quarter 2006 results reflect the ongoing effects of the hurricane as well as certain actions taken by Entergy New Orleans specific to its continuing effort to stabilize the company's financial condition. Results for the current period include significantly lower revenues from customers due to extended outages and customer losses, partially offset by lower operation and maintenance expense due to the continued focus on storm restoration rather than routine operating activities, and ongoing cost reduction initiatives. Current results also reflect lower interest expense due to a reduction in interest accrued on first mortgage bonds. Interest had not been accrued for a year as a result of an agreement among bondholders and Entergy New Orleans in the Chapter 11 bankruptcy proceeding. Entergy New Orleans resumed accruing interest late in third quarter 2006.

Entergy Nuclear

Entergy Nuclear earned $106.9 million, or 50 cents per share, on both as-reported and operational bases in third quarter 2006. This compares to as-reported and operational earnings of $69.3 million, or 33 cents per share, in third quarter 2005. The improved results in third quarter 2006 came from a combination of higher pricing, increased generation available due to the Vermont Yankee uprate and fewer outages, and the effect of a reduction in the decommissioning liability. Partially offsetting these contributions was higher operation and maintenance expense due to higher benefits and insurance expenses.

Non-Nuclear Wholesale Assets

Entergy's non-nuclear wholesale assets business recorded a loss of $3.9 million, or two cents per share, on both as-reported and operational bases in third quarter 2006. As-reported and operational results in third quarter 2005 were a loss of $5.1 million, or three cents per share. The improved results were primarily attributable to reduced costs and the return to service of the Harrison County unit which had been idle for repairs.

Outlook

Entergy is reaffirming as-reported earnings guidance for 2006 in the range of $4.78 to $5.08 per share and operational earnings guidance of $4.50 to $4.80 per share. Entergy is initiating 2007 earnings guidance in the range of $5.40 to $5.70 per share on both as-reported and operational bases. Earnings guidance ranges exclude Entergy New Orleans given the uncertainty that remains for this business as it works through the process of gaining approval for its Plan of Reorganization filed on October 23, 2006 in connection with its Chapter 11 Bankruptcy proceeding. During 2006, actual results for Entergy New Orleans are being separately identified as a special item for earnings release purposes.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the third-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of more than $10 billion and approximately 14,000 employees.

Additional information regarding Entergy's quarter and year-to-date results of operations, regulatory proceedings, and other operations is available in Entergy's investor news release dated October 31, 2006, a copy of which has been filed today with the Securities Exchange Commission on Form 8-K and is available on Entergy's investor relations Web site at www.entergy.com/investor_relations.

In this release and from time to time, Entergy Corporation makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy Corporation believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in these statements. Some of those factors (in addition to the risk factors in the Form 10-K as well as others described in the Form 10-Q for Entergy Corporation and its affiliates and in subsequent securities filings) include: resolution of pending and future rate cases and negotiations, including various performance-based rate discussions and implementation of new Texas legislation, and other proceedings, including those related to the Entergy System Agreement, Entergy's utilities' supply plan, recovery of storm costs, and recovery of fuel and purchased power costs, Entergy's utilities' ability to manage its operation and maintenance costs, the performance of Entergy's Uitility and non-utility generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, the ability to hedge, sell power forward or otherwise reduce the market price risk associated with those facilities, including the Non-Utility Nuclear plants, and the prices and availability of fuel and power Entergy's utilities must purchase for their customers, and Entergy's utilities' ability to meet credit support requirements for fuel and power supply contracts, Entergy Corporation's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, changes in the financial markets, particularly those affecting the availability of capital and Entergy Corporation's ability to refinance existing debt, execute its share repurchase program, and fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, changes in general corporate ratings, and changes in the rating agencies' ratings criteria, changes in inflation, interest rates, and foreign currency exchange rates, Entergy Corporation's ability to purchase and sell assets at attractive prices and on other attractive terms, volatility and changes in markets for electricity, natural gas, uranium, and other energy-related commodities, changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, the establishment of a regional transmission organization that includes the areas served by Entergy's utilities, and the application of market power criteria by the Federal Energy Regulatory Commission, changes in regulation of nuclear generation facilities and nuclear materials and fuel, including possible shutdown of nuclear generating facilities, particularly those in the northeastern United States, uncertainty regarding the establishment of interim or permanent sites for spent nuclear fuel storage and disposal, resolution of pending or future applications for license extensions or modifications of nuclear generating facilities, changes in law resulting from federal energy legislation, including the effects of the Public Utilities Holding Company Act of 1935 repeal, changes in environmental, tax, and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, mercury, and other substances, the economic climate, particularly growth in the areas served by Entergy's utilities, variations in weather and the occurrence of hurricanes and other storms and disasters, including uncertainties associated with efforts to remediate the effects of Hurricanes Katrina and Rita and recovery of costs associated with restoration including Entergy's utilities' ability to obtain financial assistance from governmental authorities in connection with these storms, the outcome of the Chapter 11 bankruptcy proceeding of Entergy New Orleans, Inc. and the impact of this proceeding on other Entergy companies, advances in technology, the potential effects of threatened or actual terrorism and war, the effects of Entergy Corporation's strategies to reduce tax payments, the effects of litigation and government investigations, changes in accounting standards, corporate governance, and securities law requirements, Entergy Corporation's ability to attract and retain talented management and directors.

Appendix A provides a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.

Appendix A: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures Third Quarter 2006 vs. 2005
(Per share in U.S. $)
	Third Quarter			Year-to-Date
	2006	2005	Change	2006	2005	Change
As-Reported
Utility, Parent & Other	1.35	1.35	-	2.89	2.81	0.08
Entergy Nuclear	0.50	0.33	0.17	1.19	0.95	0.24
Non-nuclear wholesale assets	(0.02)	(0.03)	0.01	-	(0.01)	0.01
Consolidated As-Reported Earnings	1.83	1.65	0.18	4.08	3.75	0.33

Less Special Items
Utility, Parent & Other	0.03	(0.03)	0.06	0.16	(0.05)	0.21
Entergy Nuclear	-	-	-	-	-	-
Non-nuclear wholesale assets	-	-	-	-	-	-
Consolidated Special Items	0.03	(0.03)	0.06	0.16	(0.05)	0.21

Operational
Utility, Parent & Other	1.32	1.38	(0.06)	2.73	2.86	(0.13)
Entergy Nuclear	0.50	0.33	0.17	1.19	0.95	0.24
Non-nuclear wholesale assets	(0.02)	(0.03)	0.01	-	(0.01)	0.01
Consolidated Operational Earnings	1.80	1.68	0.12	3.92	3.80	0.12

Entergy Corporation
Consolidated Income Statement
Three Months Ended September 30
(in thousands)

	2006	2005	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$2,761,124	$2,490,265	10.9
Natural gas	12,495	12,343	1.2
Competitive businesses	481,100	395,650	21.6
Total	3,254,719	2,898,258	12.3
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	987,558	607,307	62.6
Purchased power	607,777	748,552	(18.8)
Nuclear refueling outage expenses	43,045	41,432	3.9
Other operation and maintenance	590,992	490,483	20.5
Decommissioning	36,933	35,056	5.4
Taxes other than income taxes	133,527	98,717	35.3
Depreciation and amortization	232,042	217,215	6.8
Other regulatory (credits) - net	(21,563)	5,156	(518.2)
Total	2,610,311	2,243,918	16.3
Operating Income	644,408	654,340	(1.5)
Other Income:
Allowance for equity funds used during construction	7,721	5,894	31.0
Interest and dividend income	37,720	50,564	(25.4)
Equity in earnings (loss) of unconsolidated equity affiliates	14,772	8,419	75.5
Miscellaneous - net	30,964	(10,377)	398.4
Total	91,177	54,500	67.3
Interest and Other Charges:
Interest on long-term debt	125,907	111,101	13.3
Other interest - net	15,035	18,679	(19.5)
Allowance for borrowed funds used during construction	(4,538)	(6,516)	(30.4)
Total	136,404	123,264	10.7

Income From Continuing Operations Before Income Taxes	599,181	585,576	2.3
Income Taxes	202,437	222,080	(8.8)
Income From Continuing Operations	396,744	363,496	9.1
Loss From Discontinued Operations (net of taxes of ($563) and ($3,823))	(1,050)	(7,108)	85.2
Consolidated Net Income	395,694	356,388	11.0
Preferred dividend requirements of subsidiaries and other	6,811	6,436	5.8
Earnings Applicable to Common Stock	$388,883	$349,952	11.1

Earnings Per Average Common Share (from continuing operations):
Basic	$1.87	$1.71	9.4
Diluted	$1.83	$1.68	8.9
Loss Per Average Common Share (from discontinued operations):
Basic	-	($0.03)	100.0
Diluted	-	($0.03)	100.0
Earnings Per Average Common Share:
Basic	$1.87	$1.68	11.3
Diluted	$1.83	$1.65	10.9
Average Number of Common Shares Outstanding - Basic	208,382,863	207,906,762
Average Number of Common Shares Outstanding - Diluted	212,404,770	212,335,619

Entergy Corporation
Consolidated Income Statement
Nine Months Ended September 30
(in thousands)
	2006	2005	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$7,031,771	$6,236,949	12.7
Natural gas	63,522	51,729	22.8
Competitive businesses	1,355,961	1,165,153	16.4
Total	8,451,254	7,453,831	13.4
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	2,489,347	1,525,652	63.2
Purchased power	1,646,555	1,788,736	(7.9)
Nuclear refueling outage expenses	127,584	120,393	6.0
Other operation and maintenance	1,693,657	1,552,858	9.1
Decommissioning	108,787	108,579	0.2
Taxes other than income taxes	327,995	284,349	15.3
Depreciation and amortization	655,374	637,156	2.9
Other regulatory (credits) - net	(124,509)	(44,814)	177.8
Total	6,924,790	5,972,909	15.9
Operating Income	1,526,464	1,480,922	3.1
Other Income:
Allowance for equity funds used during construction	32,088	29,414	9.1
Interest and dividend income	116,689	115,621	0.9
Equity in earnings (loss) of unconsolidated equity affiliates	26,843	22,012	21.9
Miscellaneous - net	16,793	4,599	265.1
Total	192,413	171,646	12.1
Interest and Other Charges:
Interest on long-term debt	369,058	324,149	13.9
Other interest - net	47,532	43,436	9.4
Allowance for borrowed funds used during construction	(18,989)	(19,790)	(4.0)
Total	397,601	347,795	14.3

Income From Continuing Operations Before Income Taxes	1,321,276	1,304,773	1.3
Income Taxes	444,170	466,172	(4.7)
Income From Continuing Operations	877,106	838,601	4.6
Loss From Discontinued Operations (net of taxes of $5,423 and ($6,057))	9,830	(11,286)	187.1
Consolidated Net Income	886,936	827,315	7.2
Preferred dividend requirements of subsidiaries and other	22,622	19,217	17.7
Earnings Applicable to Common Stock	$864,314	$808,098	7.0

Earnings Per Average Common Share (from continuing operations):
Basic	$4.11	$3.88	5.9
Diluted	$4.03	$3.80	6.1
Loss Per Average Common Share (from discontinued operations):
Basic	$0.05	($0.05)	200.0
Diluted	$0.05	($0.05)	200.0
Earnings Per Average Common Share:
Basic	$4.16	$3.83	8.6
Diluted	$4.08	$3.75	8.8
Average Number of Common Shares Outstanding - Basic	208,034,946	211,033,829
Average Number of Common Shares Outstanding - Diluted	211,782,858	215,540,185

Entergy Corporation
Utility Electric Energy Sales & Customers Entergy New Orleans De-consolidated

Three Months Ended September 30

	2006	2005	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	10,772	10,630	1.3	1.1
Commercial	7,484	7,301	2.5	2.4
Governmental	436	424	2.8	2.8
Industrial	10,154	9,736	4.3	4.3
Total to Ultimate Customers	28,846	28,091	2.7	2.6
Wholesale	2,894	3,184	(9.1)
Total Sales	31,740	31,275	1.5

Nine Months Ended September 30

	2006	2005	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	24,769	24,358	1.7	1.7
Commercial	19,078	18,507	3.1	2.4
Governmental	1,195	1,184	0.9	0.9
Industrial	28,768	28,837	(0.2)	(0.2)
Total to Ultimate Customers	73,810	72,886	1.3	1.1
Wholesale	8,471	8,811	(3.9)
Total Sales	82,281	81,697	0.7

September 30

	2006	2005	% Change
Electric Customers (End of period):
Residential	2,141,492	2,085,413	2.7
Commercial	305,469	301,602	1.3
Governmental	13,450	12,745	5.5
Industrial	47,800	46,591	2.6
Total Ultimate Customers	2,508,211	2,446,351	2.5
Wholesale	31	34	(8.8)
Total Customers	2,508,242	2,446,385	2.5

Customer count data reflects estimates of customers in the hardest hit areas affected by Hurricane Katrina. Issues associated with temporary housing and resumption of service at permanent dwellings render precise counts difficult at this time.